SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Focus Funds Series Inc. Equity Cash Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

200 West Sahara Avenue, Unit 810

Las Vegas, NV 89102

TELEPHONE NUMBER:

440-922-0066

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Rajendra Prasad

200 West Sahara Avenue, Unit 810

Las Vegas, NV 89102

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

       /   / Yes    /X/ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Las Vegas and State of Nevada on this 8th day of July, 2015.

ATTEST:

Focus Funds Series Inc. Equity Cash Fund

/s/ Adrianne Goodrich, Notary Public

/s/ Rajendra Prasad, President

By: Adrianne Goodrich, Notary Public

              By: Rajendra Prasad, President

ADDITIONAL INFORMATION

Item.

1.

Focus Funds Series Inc. Equity Cash Fund

Item.

2.

Organized in the State of Nevada on April 26, 2015.

Item.

3.

Corporation

Item.

4 & 5.

The registrant is a non-diversified open-end management investment company.

Item.

6.

Name and Address of Investment Advisor

Nevada RIA LLC

     200 West Sahara Avenue, Unit 810

                         Las Vegas, NV 89102

Item.

7.

Directors:

1.

Manu Hinduja, 17082 Greentree Lane, Huntington Beach, CA 92649.

2.

Jay M. Patel, 651 W. Wellington #3, Chicago, IL 60657.

3.

Richard Saxton, 6101 W. 76th Street, Los Angeles, CA 90045.

4.

Rajendra Prasad, 200 W. Sahara Avenue, Unit 810, Las Vegas, NV 89102.

Item.

8.

Not applicable

Item.

9.

(a)

No

(b)

Not applicable

(c)

Yes

(d)

No

(e)

Not applicable

Item.

10.

None

Item.

11.

No

Item.

12.

Not applicable